   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998
                                                      REGISTRATION NO. 333-46855

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 2

                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                              ------------------
                                 ONCOR, INC.
            (Exact name of Registrant as specified in its charter)
                              ------------------

                           MARYLAND                                                                   52-1310084
(State or other jurisdiction of incorporation or organization)                          (I.R.S. Employer Identification Number)


                209 PERRY PARKWAY, GAITHERSBURG, MARYLAND 20877
                                 (301) 963-3500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                               ------------------

                                  CECIL KOST
                     PRESIDENT AND CHIEF OPERATING OFFICER

                                  ONCOR, INC.
                               209 PERRY PARKWAY
                          GAITHERSBURG, MARYLAND 20877
                                 (301) 963-3500
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)


                               ------------------

                                   COPIES TO:
                           RICHARD R. PLUMRIDGE, ESQ.
                            BRIAN B. MARGOLIS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                           1633 BROADWAY, 47TH FLOOR
                           NEW YORK, NEW YORK  10019
                                 (212) 581-1600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================================
 TITLE OF SHARES          AMOUNT TO BE             PROPOSED MAXIMUM          PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
 TO BE REGISTERED          REGISTERED        AGGREGATE PRICE PER UNIT(1)         OFFERING PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 $.01 par value(2)      5,587,965 Shares               $0.6875                      $3,841,726.00                $1,134(3)
==================================================================================================================================



(1) Based upon the average of the high and low prices of the Common Stock, as reported on the American Stock Exchange, on July 2, 1998.


(2) Pursuant to Rule 416, there are also being registered such presently indeterminable number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the conversion price of certain securities in accordance with the terms thereof.


(3)      Previously paid.


                              ------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS
                               5,587,965 SHARES
                                 ONCOR, INC.
                                 COMMON STOCK

                              -----------------

         This Prospectus relates to the offer and sale, which is not being underwritten, by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"), of (i) up to 5,587,965 shares (the "Shares") of Common Stock, par value $.01 per share, of Oncor, Inc. ("Oncor" or the "Company") and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional shares as may be issuable upon conversion of certain shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and exercise of certain Warrants to purchase shares of Common Stock (the "Warrants"), based upon fluctuations in the conversion price of the Common Stock and the number of Warrants to be issued. The Shares are issuable by the Company to the Selling Stockholders (i) upon the conversion of the Series A Preferred Stock and (ii) upon exercise of the Warrants. The Shares may be offered by holders of the Series A Preferred Stock who convert their Series A Preferred Stock and the holders of the Warrants who subsequently exercise their Warrants.


         Each share of Series A Preferred Stock is convertible into that number of shares of Common Stock equal to 10,000 divided by the lesser of (i) 110% of the Market Price on the date of issuance of the Preferred Shares (i.e., $4.54 for the Preferred Stock issued on January 8, 1998) and (ii) the Market Price on the date such Preferred Shares are converted into Common Stock times a percentage declining from 100% on the date of issuance of the Preferred Shares to 90% for periods more than 180 days after the date of issuance. For purposes of this calculation, the term "Market Price" means the average of the two lowest closing bid prices for the Common Stock during the 22 consecutive trading days immediately preceding the date of conversion.



         Each Warrant is exercisable, upon payment of the Warrant Exercise Price (as defined below), to purchase one share of Common Stock. The Warrant Exercise Price is equal to 125% of the Market Price of the Common Stock on the date of issuance of the related Preferred Shares, or $5.156 for the Warrants issued on January 8, 1998. The Warrants are exercisable for a period of five years after the date of their issuance.



         But for the limitation described in Note 1 to the Selling Stockholders table, as of June 30, 1998, the number of shares of Common Stock into which outstanding shares of Series A Preferred Stock would be converted equals 8,648,649 and the number of shares of Common Stock into which the Warrants would be exercisable equals 125,000.


         The Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Series A Preferred Stock or Warrants under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

         None of the proceeds from the sale of the shares issued upon conversion of the Series A Preferred Stock (the "Series A Shares") by the Selling Stockholders will be received by the Company. The Company will receive aggregate proceeds of up to $644,500 upon the exercise of the Warrants outstanding as of the date of this Prospectus, but will not receive any proceeds from the subsequent sale of the shares issued upon exercise of the Warrants (the "Warrant Shares"). See "Issuance of the Shares and Use of Proceeds." The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act under certain circumstances.


         The Common Stock of the Company is traded on the American Stock Exchange under the symbol "ONC." The last reported sales price of the Company's Common Stock on the American Stock Exchange on July 2, 1998 was $0.6875 per share.


                              -----------------

   AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              -----------------

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.

                              -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                              -----------------


                 THE DATE OF THIS PROSPECTUS IS JULY 10, 1998

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Issuance of the Shares and Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or may be obtained from the Commission's Internet site on the world wide web at http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

         The Common Stock of the Company is traded on the American Stock Exchange, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning the Company may be inspected at the American Stock Exchange's offices located in New York.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K"), as amended by Amendment No. 1 to the 1997 Form 10-K; (2) the Quarterly Report of the Company on Form 10-Q for the three months ended March 31, 1998 (the "First Quarter Form 10-Q"), as amended by Amendment No. 1 to the First Quarter Form 10-Q; (3) the Proxy Statement of the Company in connection with the Annual Meeting of the Stockholders held on June 25, 1998; (4) the Current
Report of the Company on Form 8-K, dated January 16, 1998; and (5) the Current Report of the Company on Form 8-K, dated July 7, 1998.


         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. John L. Coker, Vice President, Oncor, Inc., 209 Perry Parkway, Gaithersburg, Maryland 20877.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS

                                  THE COMPANY

         The Company was incorporated in Maryland in July 1983. The Company's principal offices are located at 209 Perry Parkway, Gaithersburg, Maryland 20877, and its telephone number is (301) 963-3500.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. Accordingly, prospective investors should carefully consider the following factors, in addition to all of the other information presented in this Prospectus, before purchasing any of the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES

         Oncor has not been profitable since its inception in July 1983. For the quarter ended March 31, 1998, the Company incurred net losses of approximately $12.3 million and as of that date, the accumulated deficit of the Company was $145.5 million. The Company expects to incur additional losses in future periods. The Company believes it will become profitable sometime in 1999 but cannot provide assurance as to when, if ever, it will achieve profitability.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING


         The Company expects that its current liquid resources will not be sufficient to fund operations after the end of September 1998. Funds, if any, raised from most of the possible sources during the intervening period must first be utilized to repay, in whole or in part, the Company's bank debt of $4.0 million in accordance with the terms of the underlying line of credit and related guarantees. The line of credit, which expires on October 31, 1998, is guaranteed by certain shareholders whose guarantees are secured by substantially all of the assets of the Company.


         The Company is considering alternative forms of financing, including among other things, equity or debt financing, sale of certain non-strategic assets, including the Research Products Division and the Company's interests in certain other affiliates, as well as the sale of other assets which may result from the previously announced retention of Lehman Brothers by the Company to explore strategic alternatives to increase stockholder value, including sale of the Company, sale of publicly-traded OncorMed common stock, third party funding of Codon for future cash requirements and recovery of Oncor advances to Codon and other alternatives.

         There can be no assurance that any of the alternatives discussed above, or any other forms of financing, can be completed by the Company in sufficient amounts, in timely fashion, on acceptable terms, or at all, which would have a material adverse effect on the Company. Even if completed, each of such financing alternatives may have certain terms, conditions or ramifications which may have a material adverse effect on the Company's business, financial condition and results of operations. For instance, any such equity financings likely will be dilutive to stock holders, the terms of any debt financing, as does the existing line of credit, may require substantially all of the assets of the Company to be pledged as collateral, may involve warrant or equity dilution and/or may contain restrictive covenants which limit the Company's ability to pursue certain courses of action, and the sale of assets will decrease the revenue base of the Company.


         While the Company is using its best efforts to consummate one or more of these potential sources of funding, it is possible that the success, if any, of these efforts will not be sufficient to fund the Company for the foreseeable future. The Company has taken, and is continuing to take, substantial cost cutting actions, including significant reductions in its number of employees. In the event that the Company is unable to raise additional capital by the end of September 1998, the Company may promptly cease significant portions of its programs, projects and business operations. If the pursuit of these potential funding sources proves largely unsuccessful, the Company may be forced into the complete termination of its business operations.

            The Company holds 2.0 million shares of common stock in OncorMed, Inc., a publicly traded affiliate of the Company, whose shares have traded during the first six months of 1998 in the range of $2.4375 to $7.50 per share. The Company is restricted from selling 1.0 million such shares in the public markets due to outstanding options it has issued or anticipates issuing pursuant to which the Company has offered to sell the shares to the option holders for $1.70 per share. While exercise of such options would generate cash of approximately $1.7 million, such exercise is outside the control of the Company. The remaining 1.0 million shares of common stock of OncorMed can be sold in the public markets only pursuant to restrictions on the sale of unregistered stock by an affiliate pursuant to Rule 144 of the Securities Act of 1933 such that the complete liquidation of this position in the public markets likely would take a year or more. Trading activity in OncorMed stock is limited, which would further restrict the Company's ability to liquidate a significant portion of its position. The Company is also considering attempting to secure a purchaser for a block of the stock in a private transaction and currently is holding discussions with potential purchasers pursuant to this effort.



RECENT DISPOSITION OF NON-STRATEGIC ASSETS



            The Company has recently completed the sale or other conveyance of its two non-strategic business units: the research products division and the non-oncology genetic probe systems business. As a result, the scope of the Company's business (including its revenue base) and its number of products has been reduced significantly. The Company's few remaining products presently marketed to North America are cancer-related genetic probe tests, including the INFORM(TM) HER-2/neu diagnostic test, which currently is sold to a limited number of customers. The disposal of each of these units has resulted in a significant decrease in the number of employees in the Company and in the number of patents and trademarks owned by the Company. There can be no assurance that the disposition of these two business units will not have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Recent Developments."


RISK ASSOCIATED WITH THE INFORM(TM) HER-2/NEU GENE-BASED TEST
SYSTEM

            Although the PMA for the Oncor INFORM(TM) HER-2/neu Gene Detection System was approved for marketing by FDA in December 1997, there can be no assurance that the Company will be capable of manufacturing the test system in commercial quantities at reasonable costs or marketing the product successfully, that the test system will be accepted by the medical diagnostic community, or that the market demand for the test system will be sufficient to allow profitable sales. In addition, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if substantial problems occur after the product reaches the market.

NO ASSURANCE OF REGULATORY APPROVALS; GOVERNMENT REGULATION

            The Company expects to pursue FDA approval or clearance of certain existing products and products under development. There can be no assurance that the Company will receive regulatory approval or clearance for any of its products currently under development or, even if it does receive regulatory approval or clearance for a particular product, that the Company will ever recover its costs in connection with obtaining such approval or clearance. The timing of regulatory decisions is not within the control of the Company. The failure of the Company to receive requisite approval or clearance, or significant delays in obtaining such approval or clearance, could have a material and adverse effect on the business, financial condition and results of operations of the Company.

            Approval or clearance by the FDA require lengthy, detailed and costly laboratory procedures, clinical testing procedures and application preparation and defense efforts to demonstrate a product's efficacy and safety (or equivalence to a marketed product in the case of a 510(k) submission) before a product can be sold for diagnostic use. Even if such regulatory approval or clearance is obtained for a product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA and other regulatory agencies. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. Furthermore, approval may entail ongoing requirements for postmarketing studies. Failure to maintain requisite manufacturing standards or discovery of previously unknown problems could have a material and adverse effect on the Company's business, financial condition or results of operations.

PATENTS AND PROPRIETARY RIGHTS

            The Company's success will depend in large part on its, or its licensors', ability to obtain patents, defend its patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent position of firms relying upon biotechnology is highly uncertain in general and involves complex legal and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents. The Company relies on certain patents and pending U.S. and foreign patent applications relating to various aspects of its products. These patents and patent applications are either owned by the Company or rights under them are licensed to the Company. There can be no assurance that patents will issue as a result of any such pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that any patents issued to the Company, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

            The commercial success of the Company will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the PTO to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so that the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted.

            The University of California and its licensee, Vysis, Inc. ("Vysis"), filed suit against Oncor on September 5, 1995 for infringement of U.S. Patent No. 5,447,841 entitled Methods and Compositions for Chromosome Specific Staining which issued on that same date. The patent relates to a method of performing in situ hybridization using a blocking nucleic acid that is complementary to repetitive sequences. On April 9, 1998, the Company, Vysis and the University of California entered into a definitive agreement to settle the litigation. As part of the agreement, the Company, Vysis and the Regents of the University of California stipulated to a final judgment order which was approved and issued by the U.S. District Court for the Northern District of California. Under the terms of the definitive agreement, the Company obtained a world-wide nonexclusive royalty-bearing license to U.S. Patent No. 5,447,841 and any divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, substitutions, renewals and foreign counterparts thereof throughout the world for use in the fields of human oncology for both clinical and research applications. The Company also obtained a nonexclusive royalty-bearing license to certain direct labeling technology rights owned by Vysis in U.S. Patent 5,491,224 and any divisionals, continuations, continuations-in-art, reissues, extensions, reexaminations, substitutions, renewals and foreign counterparts thereof throughout the world. In return, the Company has agreed to convey to Vysis its fluorescence in situ hybridization (FISH) genetic probe business, retaining full rights to the field of human oncology for research and clinical applications, including the Company's recently FDA approved INFORM HER-2/neu breast cancer test. Sales of the conveyed FISH products represented less than $3.0 million of the Company's 1997 gross revenues. The Company also made initial cash payments to Vysis of $0.5 million, and an additional payment of $1.5 million will be due on April 10, 2000 in order to extend the licenses beyond that date.

            One of the Company's patent applications asserts patent rights to the Company's TRI- AMP(TM) technology. The Company is a party to an interference proceeding declared by the PTO involving Beckman Instruments, Inc.'s ("Beckman") and the Company's claims regarding that application. There can be no assurance as to the length of time for a decision to be rendered, or the nature of the decision, in this interference proceeding or any potential appeal therefrom. If it is determined that Beckman's patent claims have priority over the Company's claims, the Company may have no patent claim or protection with respect to the Company's TRI-AMP(TM) technology, which could prevent or limit the Company's ability to commercialize the Company's TRI-AMP(TM) technology, absent a license from Beckman. The Company has chosen not to contest priority in the interference.

            On April 27, 1998, the Company received a summons and complaint in connection wit a lawsuit entitled Key Technology, Inc. v. Oncor, Inc. in the Superior Court of the State of Washington for the County of Walla Walla. The complaint alleges breach of contract and fraud in connection with a June 1996 asset purchase agreement between Key Technology and the Company relating to the sale of the Company's 1300 video inspection system to Key Technology, and seeks damages against the Company of $1,475,000. A failure to successfully defend against or settle that suit would likely result in damages being assessed against the Company and could have a material adverse effect on the Company's business, financial condition or results of operations.

            The Company currently has certain licenses from third parties and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the patented technology underlying such licenses will remain proprietary.

            The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

UNCERTAINTIES RELATING TO PRODUCT DEVELOPMENT

            The Company's actively marketed products other than the INFORM(TM) HER-2/neu Gene Detection System have not been approved by the FDA and may be sold only for research purposes in the United States and certain other countries. The Company has undertaken to seek FDA approval for certain of these products, and may in the future undertake to seek such approval or clearance for other products, and substantial additional investment, laboratory development, clinical testing, controlled manufacturing and FDA approval or clearance will be required prior to the commercialization of such products for diagnostic purposes. There can be no assurance that the Company will be successful in developing such existing or future products, that such products will prove to be efficacious in clinical trials, that required regulatory approvals or clearances can be obtained for such products, that such products, if developed and approved, will be capable of being manufactured in commercial quantities at reasonable costs, will be marketed successfully or will be accepted by the medical diagnostic community, or that market demand for such products will be sufficient to allow profitable operations.

INTERNATIONAL SALES AND FOREIGN EXCHANGE RISK


            The Company derived approximately $7.9 million, or 61% of its total product revenues, from customers outside of the United States for the year ended December 31, 1997. The Company anticipates that a significant amount of its sales will take place in European countries and likely will be denominated in currencies other than the U.S. dollar. These sales may be adversely affected by changing economic conditions in foreign countries and by fluctuations in currency exchange rates. Any significant decline in the applicable rates of exchange could have a material adverse effect on the Company's business, financial condition and results of operations. Approximately $6.0 million of the Company's current assets are denominated in currencies other than U.S. dollar. These current assets consist of $2.4 million in cash, $1.0 million in restricted cash, $1.2 million in accounts receivable, $1.0 million in inventory, and $0.4 million in prepaid expenses. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, lack of acceptance of products in foreign markets, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, financial condition and results of operations.

LIMITED MANUFACTURING EXPERIENCE

            The Company's ability to conduct clinical trials on a timely basis, to obtain regulatory approvals or clearances and to commercialize its products will depend in part upon its ability to develop and maintain facilities to manufacture its products, either directly or through third parties, at a competitive cost in accordance with the FDA's prescribed current GMP and other regulatory requirements. Any failure to maintain manufacturing facilities in accordance with the FDA's GMP requirements could result in the inability of the Company to manufacture its products and may limit the Company's ability to deliver its products to its customers, which would have a material and adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that the Company will be able to develop and maintain GMP facilities or engage third parties to do so at a cost acceptable to the Company.

            The Company has only limited experience in manufacturing products on a commercial basis. The Company believes that its existing manufacturing facilities, along with available contiguous space currently under option to the Company, will enable it to produce commercial quantities of its products through 1998. No assurance can be given, however, that manufacturing or quality control problems will not arise if the Company increases production of its products, or if additional facilities are required in the future.

LIMITED MARKETING AND DISTRIBUTION EXPERIENCE


            The Company markets and sells its products for certain cancer-related research purposes and, once approved or cleared by the appropriate regulatory authority, for diagnostic use, through its direct sales forces in both Europe and the United States and indirectly through third parties in the Pacific Rim and other areas. The Company only has limited experience in sales, marketing, training and distribution. In order to market its products directly, the Company must maintain a sales force with technical expertise and an understanding of the Company's products. There can be no assurance that the Company will be able to maintain such a sales force or that the Company's direct sales and marketing efforts will be successful. In addition, the Company's products compete with the products of many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's training, marketing and sales efforts will compete successfully against such other companies. To the extent the Company enters arrangements with third parties, any revenues received by the Company will be dependent on the efforts of such third parties, and there can be no assurance that such efforts will be successful.


COMPETITION AND TECHNOLOGICAL CHANGE

            The diagnostic and biotechnology industries are subject to intense competition and rapid and significant technological change. Competitors of the Company in the United States and in foreign countries are numerous and include, among others, diagnostic, health care, pharmaceutical, biotechnology and chemical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those that have been or are being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. The Company also competes with various companies in acquiring technology from academic institutions, government agencies and research organizations. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting clinical trials of new diagnostic products and in obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company. See "Business -- Competition."

INVESTMENT IN ONCORMED, APPLIGENE, AND CODON


            The Company owns approximately 25% and 80% of the common stock of its publicly-traded affiliates, OncorMed and Appligene, respectively, and 100% of the outstanding capital stock securities of its privately held subsidiary, Codon. The shares of common stock of OncorMed, Appligene, and Codon held by the Company are not currently freely tradeable and no public market exists for the common stock of Codon. Therefore, there can be no assurance that the Company will be able to realize the economic benefit of its investment or predict the timing of such realization. The value of the Company's investment in OncorMed and Appligene represent a significant portion of the total assets of the Company and such value fluctuates with the market price of those companies' common stock. Therefore, any event that has a material and adverse effect on the market price of the common stock of OncorMed and Appligene will have a material and adverse effect on the value of the Company's investment in those companies. Although the Company's Chief Financial Officer is a director of Appligene and the Company is a significant stockholder in each of those companies, the Company does not control the day-to-day operations and management of those companies and, therefore, has a varying but limited direct control over their operations and financial results.


            Codon is presently seeking additional funding from other sources to continue its research efforts, although there can be no assurance that the Company will be able to obtain such funding on commercially reasonable terms, if at all. The Company expects to continue to advance funds to Codon until such time, if ever, as Codon secures sufficient funding from third parties. Nevertheless, the Company could elect to withdraw such support at any time, which would likely necessitate Codon ceasing operations and which would have a material and adverse effect on the value of the Company's investment in Codon.

RESTRICTED USE OF THE COMPANY'S PRODUCTS

            The sale, distribution and use of the Company's FDA approved breast cancer product in the United States is restricted to prescription use in that the users of the product must be trained and demonstrated proficient in the use of the product and the results of the proficiency testing provided as part of the Company's training program must be provided in the Company's Annual Reports to the FDA. The Company's products sold in the United States for research purposes, only, must be labeled accordingly. The FDA imposes distribution requirements and procedures on companies selling products for research purposes only, including the requirement that the seller receive specified certifications from its customer as to the customer's intended use of the product. As a result of these requirements, the Company's research products can only be sold in the United States to a limited number of customers for limited use and can only be sold for broader commercial use with FDA approval or clearance or pursuant to recent Analytic Specific Reagent regulations for which no clinical claims can be made. No assurance can be given that the Company will receive FDA approval or clearance for its research products or that it will be able to sell its approved products in larger quantities. See "Business -- Government Regulation."

GOVERNMENT FUNDING

            The Company's products being sold for research purposes only are in large part purchased by cancer researchers operating under government funded programs both in the U.S. and in foreign countries. These products are also purchased by researchers involved in the human genome project, which is likewise principally funded by national governments. There can be no assurance that such government funding will continue at its current level. The Company would be adversely affected by decreases in or changes in the direction of government funding for cancer research or human genome research.

ATTRACTION AND RETENTION OF KEY PERSONNEL

            The Company's ability to successfully develop marketable products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel. The Company is highly dependent upon the principal members of its management, scientific staff, and Medical and Science Advisory Boards. Competition for such personnel and advisors is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel. See "Business -- Employees."

UNCERTAINTY RELATED TO HEALTH CARE REFORM
MEASURES AND THIRD-PARTY REIMBURSEMENT

            Political, economic and regulatory influences are likely to lead to fundamental change in the health care industry in the United States. In the past year, the U.S. FDA Modernization Act ("FDAMA") was approved, bringing many changes to FDA regulations and codifying some current practices. In addition, numerous proposals for comprehensive reform of the nation's health care system have been introduced in Congress over the past year. In addition, certain states are considering various health care reform proposals. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, reforms will be adopted, when they may be adopted, or what impact they may have on the Company. The Company's ability to earn sufficient returns on its products may also depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate reimbursement will be available or sufficient to allow the Company to sell its products on a competitive basis.

PRODUCT LIABILITY

            The testing, marketing and sale of health care products could expose the Company to the risk of product liability claims. A product liability claim could have a material and adverse effect on the business, results of operations or financial condition of the Company. The Company currently maintains product liability insurance coverage of $5.0 million per occurrence. There can be no assurance, however, that the insurance policy will respond to any specific claim, that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on acceptable terms, if at all.

ENVIRONMENTAL RISKS

            The manufacturing and research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

POSSIBLE VOLATILITY OF STOCK PRICE

            The market prices for securities of life sciences companies, including the Company, have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential clinical trial results with respect to products under development by the Company or others, decisions regarding regulatory approvals of the products of the Company or others, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on such market price.

LARGE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL


         Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Company's Common Stock and may have a material and adverse effect on the Company's ability to raise the capital necessary to fund its future operations. As of April 30, 1998, without taking into account shares of Common Stock issued upon exercise of stock options, warrants or other rights to acquire Common Stock after April 30, 1998, the Company had outstanding 30,203,299 shares of Common Stock. The Shares and substantially all of the shares of Common Stock already outstanding, will be freely tradeable in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as such term is defined in Rule 144(a) under the Securities Act ("Affiliates"), may generally only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act. In general, under Rule 144 an Affiliate is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 302,033 shares) or the average weekly trading volume in the Company's Common Stock on the American Stock Exchange during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. Additional shares of Common Stock, including shares issuable upon exercise of options, warrants and other rights to acquire Common Stock, will also become eligible for sale in the public market from time to time in the future. Furthermore, certain holders of Common Stock have the right to cause the Company to register their shares under the Securities Act in the future. The Company is required to bear the expenses of all such required registrations (except underwriting discounts and commissions). The Company is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.


NO DIVIDENDS

         The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.


                  TERMS OF THE PREFERRED STOCK AND WARRANTS



         Each share of Series A Preferred Stock is convertible into that number of shares of Common Stock equal to 10,000 divided by the lesser of (i) 110% of the Market Price on the date of issuance of the Preferred Shares (i.e., $4.54 for the Preferred Stock issued on January 8, 1998) and (ii) the Market Price on the date such Preferred Shares are converted into Common Stock times a percentage declining from 100% on the date of issuance of the Preferred Shares to 90% for periods more than 180 days after the date of issuance. For purposes of this calculation, the term "Market Price" means the average of the two lowest closing bid prices for the Common Stock during the 22 consecutive trading days immediately preceding the date of conversion.



         Each Warrant is exercisable, upon payment of the Warrant Exercise Price (as defined below), to purchase one share of Common Stock. The Warrant Exercise Price is equal to 125% of the Market Price of the Common Stock on the date of issuance of the related Preferred Shares, or $5.156 for the Warrants issued on January 8, 1998. The Warrants are exercisable for a period of five years after the date of their issuance.



         But for the limitation described in Note 1 to the Selling Stockholders table, as of June 30, 1998, the number of shares of Common Stock into which outstanding shares of Series A Preferred Stock would be converted equals 8,648,649 and the number of shares of Common Stock into which the Warrants would be exercisable equals 125,000.

         ISSUANCE OF THE SHARES; RESTRICTIONS ON THE USE OF PROCEEDS


         The Shares are issuable upon the conversion or excercise of outstanding Series A Preferred Stock and Warrants.

         None of the proceeds from the sale of the Shares by the Selling Stockholders issued upon conversion of the Series A Preferred Stock will be received by the Company.

         The Shares issuable upon the exercise of the Warrants outstanding as of the date of this Prospectus will be acquired by the Selling Stockholders at a purchase price per share of $5.156, subject to adjustment to prevent dilution. The Company will receive aggregate gross proceeds of up to $644,500 upon the exercise of such Warrants. The number and exercise price of the warrants issuable in connection with future issuances of Series A Preferred Stock is dependent on the number of shares of Series A Preferred Stock issued and the market price of the Common Stock at such time.


         The Company is restricted in the use of the net proceeds, if any, from the exercise of the Warrants. Specifically, certain of the funds raised by the Company, including net proceeds from the exercise of the Warrants, must be utilized to repay the Company's bank debt of $4.0 million in accordance with the terms of the underlying line of credit and related guarantees. Consequently, the Company will not receive any proceeds from the exercise of the Warrants.


                                    BUSINESS


RECENT DEVELOPMENTS



         On April 9, 1998, the Company entered into a definitive agreement with Vysis, Inc. and the University of California to settle a lawsuit which had been filed by the University of California and Vysis against the Company. As part of the agreement, the Company, Vysis and the Regents of the University of California stipulated to a final judgment order which was approved and issued by the U.S. District Court for the Northern District of California. Under the terms of the definitive agreement, the Company obtained a world-wide nonexclusive royalty-bearing license to U.S. Patent No. 5,447,841 and any divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, substitutions, renewals and foreign counterparts thereof throughout the world for use in the fields of human oncology for both clinical and research applications. The Company also obtained a nonexclusive royalty-bearing license to certain direct labeling technology rights owned by Vysis in U.S. Patent 5,491,224 and any divisionals, continuations, continuations-in-art, reissues, extensions, reexaminations, substitutions, renewals and foreign counterparts thereof throughout the world. In return, the Company has agreed to convey to Vysis its fluorescence in situ hybridization
(FISH) genetic probe business, retaining full rights to the field of human oncology for research and clinical applications, including the Company's recently FDA approved INFORM HER-2/neu breast cancer test. Sales of the conveyed FISH products represented less than $3.0 million of the Company's 1997 gross revenues. The Company also made initial cash payments to Vysis of $0.5 million, and an additional payment of $1.5 million will be due on April 10, 2000 in order to extend the licenses beyond that date.



         On June 30, 1998, the Company completed the sale of its Research Products Division to Intergen Company, L.P. for an aggregate consideration of $3.2 million, of which $200,000 is payable in scheduled payments over the next two years. In connection with this transaction, the Company (i) assigned its apoptosis and telemerase license agreements and (ii) licensed its sunrise and methylation technologies to Intergen for exclusive use in the research products field, while retaining exclusive rights to such licenses and technologies for the field of therapeutic and diagnostic products. In addition, Oncor and Intergen agreed to co-exclusive licenses to such licenses and technologies for a field that includes clinical research, and development activities and sales of products for clinical research and development activities. Sales to non-affiliated companies generated by the Research Products Division in 1997 were approximately $3.0 million. Of the approximately $3.0 million in cash that Oncor received upon the consummation of this transaction, approximately $2.5 million was used to increase the Company's net working capital and the remaining $400,000 was used to repay certain outstanding bank debt. The Company recorded a gain of approximately $1.8 million upon the closing of this transaction.


LEGAL PROCEEDINGS

         From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business, in addition to the pending and threatened legal proceedings discussed in "Risk Factors" above, or receive notification from third parties threatening to commence such litigation. See "Risk Factors -- Patents and Proprietary Rights." The Company is not currently a party to any such legal proceedings relating to claims arising out of its operations in the normal course of business, the adverse outcome of which, individually or in the aggregate, would have a material and adverse effect on the Company's business, financial condition or results of operations.

                              SELLING STOCKHOLDERS


         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of June 30, 1998. None of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. See "Plan of Distribution."


         The Shares being offered by the Selling Stockholders may be acquired, from time to time, (i) upon conversion of shares of Series A Preferred Stock issued and issuable to the Selling Stockholders, (ii) upon the exercise of Warrants issued and issuable to the Selling Stockholders in connection with the issuance of the shares of Series A Preferred Stock and (iii) pursuant to certain anti-dilution provisions included in the Series A Preferred Stock and the Warrants.

         The Company has agreed to register a specific number of Shares for resale by the Selling Stockholders. The number of Shares shown in the following table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the issued and issuable Series A Preferred Stock and exercise of the issued and issuable Warrants pursuant to the provisions thereof regarding determination of the applicable conversion price of the Series A Preferred Stock and the number of Warrants but which shares, in accordance with Rule 416 under the Securities Act, are included in the Registration Statement of which this Prospectus forms a part.


                                                                                       BENEFICIAL OWNERSHIP
                                                NUMBER OF SHARES       NUMBER OF        AFTER OFFERING(4)
                                               BENEFICIALLY OWNED       SHARES        ----------------------
                                                   PRIOR TO         REGISTERED FOR      NUMBER
 NAME OF SELLING STOCKHOLDER                    OFFERING(1)(2)       SALE HEREBY(3)   OF SHARES      PERCENT
 ---------------------------                 --------------------    --------------   ---------      -------
 Halifax Fund, L.P.(11). . . . . . . . .            3,055,398(5)      2,793,982          261,416        *
 Heracles Fund(12) . . . . . . . . . . .              941,378(6)        838,195          103,183        *
 Themis Partners L.P.(13). . . . . . . .              871,128(7)        838,195           32,933        *
 Leonardo, L.P.(14). . . . . . . . . . .              622,745(8)        558,796           63,949        *
 Ramius Fund, Ltd.(15) . . . . . . . . .              342,778(9)        335,278            7,500        *
 Raphael, L.P.(16) . . . . . . . . . . .              242,278(10)       223,519           18,759        *
                                                    ---------         ---------        ---------    ---------
         TOTAL   . . . . . . . . . . . .            6,075,705         5,587,965          487,740      1.6%
                                                    =========         =========        =========    =========


--------------------

 *       Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules and regulations promulgated under the Securities Act and generally includes voting or investment power with respect to securities. Pursuant to the terms of the Series A Preferred Stock and the Warrants, no Selling Stockholder can convert any portion of such Selling Stockholder's Series A Preferred Stock or exercise any portion of such Selling Stockholder's Warrants if such conversion or exercise would increase such Selling Stockholder's beneficial ownership of the Common Stock (other than shares so owned through ownership of the Series A Preferred Stock or Warrants) to in excess of 4.99%.


(2) Includes shares of Common Stock of the Company held by certain of the Selling Stockholders and shares of Common Stock of the Company issuable within 60 days of June 30, 1998 upon (i) conversion of the Series A Preferred Stock calculated using an assumed conversion price of $0.5625 (calculated as of June 30, 1998), based upon certain conversion provisions of the Series A Preferred Stock (which price could fluctuate from time to time based on changes in the market price of the Common Stock), (ii) exercise of the Warrants, (iii) exercise of certain warrants issued in 1996 which have been adjusted as of January 15,

         1998 pursuant to certain anti-dilution adjustment provisions (the "1996 Warrants"), and (iv) conversion of certain convertible debentures issued in 1996 (the "1996 Debentures"), as more specifically disclosed in footnotes 5 through 10 below. This number does not include shares of Common Stock issuable upon conversion of Series A Preferred Stock and exercise of Warrants which may be sold to the Selling Stockholders after January 15, 1998, pursuant to the terms of the Securities Purchase Agreement, dated January 8, 1998, by and among the Company and the buyers named therein.

(3) Represents each Selling Stockholder's pro rata portion (based on the number of shares of Series A Preferred Stock purchased by such Selling Stockholder) of the specified number of shares of Common Stock which the Company has agreed initially to register for resale by the Selling Stockholders. This Prospectus also covers the resale of such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the issued and issuable Series A Preferred Stock and exercise of the issued and issuable Warrants pursuant to the provisions thereof regarding determination of the applicable conversion price of the Series A Preferred Stock and the number of Warrants pursuant to Rule 416 under the Securities Act.

(4) The number of shares of Common Stock and the percentage of shares of Common Stock beneficially owned by each Selling Stockholder after the Offering are based on the assumption that each Selling Stockholder will sell all of the Series A Shares and Warrant Shares registered for sale hereby. See "Plan of Distribution."


(5) Consists of (i) 2,793,982 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 62,500 shares of Common Stock issuable upon exercise of the Warrant, and (iii) an aggregate of 198,916 shares of Common Stock issuable upon exercise of the 1996 Warrants.



(6) Includes (i) 838,195 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 18,750 shares of Common Stock issuable upon exercise of the Warrant, and (iii) an aggregate of 84,433 shares of Common Stock issuable upon exercise of the 1996 Warrants, each as of June 30, 1998.



(7) Includes (i) 838,195 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 18,750 shares of Common Stock issuable upon exercise of the Warrant, and (iii) 14,183 shares of Common Stock issuable upon exercise of the 1996 Warrant, each as of June 30, 1998.



(8) Consists of (i) 558,796 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 12,500 shares of Common Stock issuable upon exercise of the Warrant, and (iii) 51,449 shares of Common Stock issuable upon exercise of the 1996 Warrant, each as of June 30, 1998.



(9) Consists of (i) 335,278 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and (ii) 7,500 shares of Common Stock issuable upon exercise of the Warrant, each as of June 30, 1998.



(10) Consists of (i) 223,519 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 5,000 shares of Common Stock issuable upon exercise of the Warrant, and (iii) an aggregate of 13,759 shares of Common Stock issuable upon exercise of the 1996 Warrants, each as of June 30, 1998.



(11) The Palladin Group, L.P. is the investment manager of Halifax Fund, L.P. and consequently has voting control and investment discretion over securities held by the Halifax Fund, L.P. The Palladin Group disclaims beneficial ownership of the Shares held by Halifax
         Fund, L.P.



(12) Promethean Investment Group L.L.C. is the general partner of Themis Partners L.P. and the investment advisor for Heracles Fund (collectively, the "Promethean Entities") and consequently has voting control and investment discretion over securities held by the Promethean Entities. The ownership for each of the Promethean Entities does not include the ownership information for the other Promethean Entities. Promethean Investment Group L.L.C. and each of the Promethean Entities disclaims beneficial ownership of the Shares held by the other Promethean Entities.



(13) Promethean Investment Group L.L.C. is the general partner of Themis Partners L.P. and the investment advisor for Heracles Fund (collectively, the "Promethean Entities") and consequently has voting control and investment discretion over securities held by the Promethean Entities. The ownership for each of the Promethean Entities does not include the ownership information for the other Promethean Entities. Promethean Investment Group L.L.C. and each of the Promethean Entities disclaims beneficial ownership of the Shares held by the other Promethean Entities.



(14) Angelo, Gordon & Co., L.P. is a general partner of Leonardo, L.P., a general partner of Raphael, L.P. and the Investment Managing Member of AG Ramius Partners, L.L.C., the Investment Advisor of Ramius Fund, Ltd., (collectively, the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by Angelo Gordon Entities. The ownership for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities. Angelo, Gordon & Co., L.P. and each of the Angelo Gordon Entities disclaims beneficial ownership of the Shares held by the other Angelo Gordon Entities.



(15) Angelo, Gordon & Co., L.P. is a general partner of Leonardo, L.P., a general partner of Raphael, L.P. and the Investment Managing Member of AG Ramius Partners, L.L.C., the Investment Advisor of Ramius Fund, Ltd., (collectively, the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by Angelo Gordon Entities. The ownership for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities. Angelo, Gordon & Co., L.P. and each of the Angelo Gordon Entities disclaims beneficial ownership of the Shares held by the other Angelo Gordon Entities.



(16) Angelo, Gordon & Co., L.P. is a general partner of Leonardo, L.P., a general partner of Raphael, L.P. and the Investment Managing Member of AG Ramius Partners, L.L.C., the Investment Advisor of Ramius Fund, Ltd., (collectively, the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by Angelo Gordon Entities. The ownership for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities. Angelo, Gordon & Co., L.P. and each of the Angelo Gordon Entities disclaims beneficial ownership of the Shares held by the other Angelo Gordon Entities.


         The Shares are being registered as a result of the contractual arrangement with the Selling Stockholders. The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

         The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective until the earlier of the date on which the Selling Stockholders shall have sold all of the securities registered hereby or the date on which the Shares are saleable pursuant to Rule 144(k) promulgated under the Securities Act.

                              PLAN OF DISTRIBUTION

         The sale of the Shares offered hereby may be effected by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees.

         In the event that a Selling Stockholder transfers his shares, pledges his shares or makes a gift of his shares, the Company will amend this Registration Statement or file a Prospectus Supplement, as appropriate, identifying the transferee(s) as Selling Stockholder(s).

         From time to time, one or more Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

         At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         The Selling Stockholders may also transfer their Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

         The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

         The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                   5,587,965



                                  ONCOR, INC.



                                 COMMON STOCK



                                  PROSPECTUS




                                 JULY 10, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:

                                                                                                               Amount to
                                                                                                                Be Paid
                                                                                                              -----------
Registration Fee - SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,134
AMEX Listing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17,500
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,866
                                                                                                                 -------
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $50,000
                                                                                                                 =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 11 of the Registrant's Articles of Incorporation, as amended, and Section 5-01 of the Registrant's By-Laws, as amended, provide that the Registrant shall, to the full extent permitted by law, indemnify all directors, officers, employees or agents of the Registrant. Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees, and agents of a corporation under certain conditions and subject to certain limitations. The Section provides generally that such persons may be indemnified unless they engage in a material act or omission in bad faith or that is the result of active and deliberate dishonesty, they actually receive an improper personal benefit in money, property or services, or, in the case of a criminal proceeding, they have reasonable cause to believe that the act or omission is unlawful. Provision is made for reimbursement of reasonable expenses so long as it is finally determined that the standards of conduct have been met. The Selling Stockholders have agreed to indemnify officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act under certain circumstances.

         The Company and its directors and officers have liability insurance.

ITEM 16.  EXHIBITS

         The following is a list of Exhibits filed as part of the Registration
Statement:

 3.1 The Articles of Incorporation, as amended, of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

 3.2     The By-Laws of the Registrant, incorporated herein by reference to
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

 4.1 Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-44520.

 4.2 Specimen certificate for shares of the Registrant's Series A Convertible Preferred Stock.*

 4.3 Articles Supplementary of the Registrant defining rights of holders of Series A Convertible Preferred Stock of the Registrant.*

 4.4     Form of Common Stock Purchase Warrant.*

 5.1     Opinion of Brobeck, Phleger & Harrison LLP.*

10.1 Securities Purchase Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the Schedule of Buyers attached thereto.*

10.2 Registration Rights Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the Schedule of Buyers attached thereto.*

23.1     Consent of Arthur Andersen LLP, independent public accountants.**

23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

24.      Powers of Attorney (included with signature page).


--------------------

*Previously filed.
**Filed herewith.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on July 10, 1998.

                                 ONCOR, INC.


                                 By:/s/     John L. Coker
                                    ------------------------------------------
                                   John L. Coker
                                   Vice President -- Finance and Administration,
                                    and Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 10, 1998.



                 Signature                         Title
                 ---------                         -----


            *                              Chairman of the Board of Directors
----------------------------------
Jose J. Coronas


            *                              President, Chief Operating Officer and Director (principal executive officer)
----------------------------------
Cecil Kost


/s/ John L. Coker                          Vice President, Secretary and Treasurer
----------------------------------         (principal financial and accounting officer)
John L. Coker


            *                              Director
----------------------------------
Derace L. Schaffer, M.D.


            *                              Director
----------------------------------
William H. Taylor II


            *                              Director
----------------------------------
Timothy J. Triche, M.D., Ph.D.

            *                              Director
----------------------------------
Stephen Turner


* By: /s/ John L. Coker
      ----------------------
      John L. Coker
      Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION                                                                                   PAGE
-------                           -----------                                                                                   ----
 3.1     The Articles of Incorporation, as amended,of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 3.2     The By-Laws of the Registrant, incorporated herein by reference to
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1990  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 4.1     Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-44520 . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 4.2     Specimen certificate for shares of the Registrant's Series A Convertible Preferred Stock*  . . . . . . . . . . . . . . . .

 4.3     Articles Supplementary of the Registrant defining rights of holders of Series A
         Convertible Preferred Stock of the Registrant* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 4.4     Form of Common Stock Purchase Warrant* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 5.1     Opinion of Brobeck, Phleger & Harrison LLP*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.1     Form of Securities Purchase Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the
         Schedule of Buyers attached thereto* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.2     Form of Registration Rights Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the
         Schedule of Buyers attached thereto* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.1     Consent of Arthur Andersen LLP, independent public accountants**  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.2     Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)  . . . . . . . . . . . . . . . .

24.      Powers of Attorney (included with signature page)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


--------------------

*Previously filed.
**Filed herewith.